Exhibit 21.1
Subsidiaries of G REIT Liquidating Trust as of March 31, 2011
G REIT Sutter Square GP, LLC (Delaware)
G REIT Sutter Square, L.P. (California)
G REIT Western Place GP, LLC (Delaware)
G REIT Western Place, LP (Texas)
G REIT Congress Center Member, LLC (Delaware)
G REIT Congress Center, LLC (Delaware)